EXHIBIT 4.3

CONTINENTAL AIRLINES, INC.

SUPPLEMENTAL SAVINGS PLAN FOR MANAGEMENT PILOTS

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS

1.1  Account 1

1.2  Adjusted Beginning Balance 1

1.3  Affiliated Employer 1

1.4  Allocation Date 1

1.5  Allocation Period 1

1.6  Beneficiary 2

1.7  Board of Directors 2

1.8  Code 2

1.9  Collective Bargaining Agreement 2

1.10  Committee 2

1.11  Covered Service 2

1.12  Employer 2

1.13  ERISA 2

1.14  Investment Gain or Loss 2

1.15  Investments 2

1.16  Participant 2

1.17  Pilot 2

1.18  Plan 2

1.19  Plan Document 2

1.20  Plan Year 2

1.21  Qualified Domestic Relations Order 3

1.22  Savings Plan 3

1.23  Separation 3

1.24  Spillover Account 3

1.25  Spillover Credit 3

1.26  Sponsor 3

1.27  Tax Equalization Amount 3

1.28  Unused Vacation Account 3

1.29  Unused Vacation Credit 3

1.30  Valuation Date 3

1.31  Valuation Period 3

ARTICLE 2 - PARTICIPATION

2.1  Commencement of Participation 4

2.2  Cessation of Participation 4

2.3  Recommencement of Participation by Former Participants 4

ARTICLE 3 - CREDITS AND ALLOCATIONS

3.1  Unused Vacation Credits 5

3.2  Spillover Credits 5

3.3  Information Statements from Employer 5

3.4  Allocation of Unused Vacation Credit 5

3.5  Allocation of Spillover Credit 5

3.6  Participant Selection of Investments 5

3.7  Allocation of Investment Gain or Loss 5

3.8  Effective Date of Allocations and Adjustments 6

3.9  No Vesting Unless Otherwise Prescribed 6

ARTICLE 4 - BENEFITS AND EVENTS ENTITLING PARTICIPANTS

TO DISTRIBUTION OF BENEFITS

4.1  Benefit Amount 7

4.2  Time for Payment of Benefits 7

4.3  Form of Payment of Benefits 7

4.4  Receipt of Domestic Relations Order 7

4.5  Distributions to Disabled 7

4.6  Designation of Beneficiary 7

4.7  Disqualification of Beneficiary 7

4.8  No Duplication of Benefits 8

4.9  Missing Distributees 8

4.10  Claims Procedure 8

ARTICLE 5 - COMMITTEE

5.1  Members of Committee 9

5.2  Powers 9

5.3  Disqualification of Committee Members 10

5.4  Disclosure 10

5.5  Standard of Performance 10

5.6  Liability of Committee 10

5.7  Indemnification of Committee Members 10

5.8  Bonding 10

5.9  Compensation 10

5.10  Persons Serving in Dual Fiduciary Roles 10

5.11  Administrator 10

5.12  Standard of Judicial Review of Committee Actions 10

ARTICLE 6 - ADOPTION OF PLAN BY OTHER EMPLOYERS

6.1  Adoption Procedure 12

6.2  No Joint Venture Implied 12

ARTICLE 7 - AMENDMENT AND TERMINATION

7.1  Sponsor's Right to Amend 13

7.2  Retroactive Amendments to Meet Labor or Tax Requirements 13

7.3  Sponsor's Right to Terminate 13

7.4  Limitation on Sponsor's Right to Amend or Terminate 13

ARTICLE 8 - MISCELLANEOUS

8.1  Establishment of Trust Fund not Required 14

8.2  Plan Does Not Constitute an Employment Contract 14

8.3  Spendthrift Clause 14

8.4  Form of Elections 14

8.5  Governing Laws; Parties to Legal Actions 14

8.6  Plan Document Controlling 15

8.7  Severability of Clauses 15

8.8  Cross References 15

CONTINENTAL AIRLINES, INC.

SUPPLEMENTAL SAVINGS PLAN FOR MANAGEMENT PILOTS

THIS AGREEMENT by Continental Airlines, Inc., a Delaware corporation (the "Sponsor"),

W I T N E S S E T H:

WHEREAS, certain contributions that may be made for the benefit of pilots covered by the contract between the Sponsor and the Independent Association of Continental Pilots (the "Collective Bargaining Agreement") under the Continental Airlines, Inc. 401(k) Savings Plan (the "Savings Plan") may not be made for the benefit of pilots not covered under the Collective Bargaining Agreement;

WHEREAS, the Sponsor desires to establish a program to provide additional benefits for those pilots for whom such contributions may not be made under the Savings Plan because of their performance of service not covered by the Collective Bargaining Agreement; and

WHEREAS, it is intended that the amount otherwise payable to or on behalf of a pilot under this program, shall be increased to substantially offset the effect of federal and state taxes;

NOW, THEREFORE, the Sponsor hereby adopts the plan hereinafter set forth.

ARTICLE 1

DEFINITIONS

The terms defined in this Article shall have the meanings attributed to them unless the context obviously requires another meaning:

1.1  Account.  "Account" shall mean any of the ledger accounts pertaining to a Participant that are maintained by the Committee to reflect the Participant's interest in the Plan. The Committee shall establish the Account specifically described in the Plan and any additional Accounts that the Committee considers to be necessary in order to reflect the entire interest of the Participant in the Plan. Each of the Accounts shall reflect any Unused Vacation Credits, Spillover Credits, and Investment Gain or Loss allocable to the Account.

1.2  Adjusted Beginning Balance.  "Adjusted Beginning Balance" shall mean the balance of an Account as of the last Valuation Date preceding the current Valuation Period, reduced by the amount of any distributions allocable to that Account made during the current Valuation Period.

1.3  Affiliated Employer.  "Affiliated Employer" shall mean the Employer and any other business organization required to be aggregated with the Employer under Sections 414(b), 414(c), 414(m), or 414(o) of the Code.

1.4  Allocation Date.  "Allocation Date" shall mean the last day of each Plan Year.

1.5  Allocation Period.  "Allocation Period" shall mean the period beginning on the day following an Allocation Date (or on the first day of the first Plan Year, in the case of the first Allocation Period) and ending on the immediately succeeding Allocation Date.

1.6  Beneficiary.  "Beneficiary" shall mean a person other than a Participant entitled to receive any payment of benefits pursuant to the terms of this Plan.

1.7  Board of Directors.  "Board of Directors" shall mean the board of directors of the Sponsor.

1.8  Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.9  Collective Bargaining Agreement.  "Collective Bargaining Agreement" shall mean the collective bargaining agreement between the Sponsor and the Independent Association of Continental Pilots signed June 25, 1998 (or any predecessor or successor agreement).

1.10  Committee.  "Committee" shall mean the committee appointed by the Sponsor to administer the Plan.

1.11  Covered Service.  "Covered Service" shall mean employment as a Pilot that is not covered by the Collective Bargaining Agreement.

1.12  Employer.  "Employer" shall mean the Sponsor and any other business organization that has adopted this Plan.

1.13  ERISA.  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.14  Investment Gain or Loss.  "Investment Gain or Loss" shall mean the amount determined by applying the rate of return for the applicable Investments for the Valuation Period then ending to the Adjusted Beginning Balance of such Account.

1.15  Investments.  "Investments" shall mean the investments made pursuant to Section 4.4 for purposes of determining Investment Gain or Loss.

1.16  Participant.  "Participant" shall mean a person who qualifies as such under the provisions of Article 2.

1.17  Pilot.  "Pilot" shall mean a regular, active full-time or part-time employee of the Employer who is listed on an Employer's pilot system seniority list.

1.18  Plan.  "Plan" shall mean all aspects of the program known as Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots, the purpose of which is to provide retirement, death, and other severance benefits to Participants and Beneficiaries. The Plan comprehends the Plan Document under which it is maintained; and the rights, powers, duties, and obligations of the Employers, the Participants, the Beneficiaries, and all other interested parties.

1.19  Plan Document.  "Plan Document" shall mean this agreement, as amended from time to time.

1.20  Plan Year.  "Plan Year" shall mean the 12-consecutive-month annual accounting period of the Plan, which shall end on December 31 of each calendar year.

1.21  Qualified Domestic Relations Order.  "Qualified Domestic Relations Order" shall mean any order determined by the Committee to be a qualified domestic relations order within the meaning of Section 414(p) of the Code.

1.22  Savings Plan.  "Savings Plan" shall mean the Continental Airlines, Inc. 401(k) Savings Plan, as amended from time to time, or any replacement or successor plan adopted by the Sponsor. Any reference to a specific provision of the Savings Plan shall be deemed to include a reference to the corresponding provision of any amended, replacement, or successor plan.

1.23  Separation.  "Separation" shall mean an individual's termination of employment with an Affiliated Employer without commencing or continuing employment with any other Affiliated Employer.

1.24  Spillover Account.  "Spillover Account" shall mean the ledger account maintained by the Committee for each Participant that reflects any portion of the Spillover Credits allocated to the Participant and any Investment Gain or Loss attributable to such credits.

1.25  Spillover Credit.  "Spillover Credit" shall mean the credit made pursuant to the provisions of Section 3.2, if any.

1.26  Sponsor.  "Sponsor" shall mean Continental Airlines, Inc., a Delaware corporation, or any other business organization that assumes the primary responsibility for maintaining this Plan with the consent of the last preceding Sponsor.

1.27  Tax Equalization Amount.  "Tax Equalization Amount" shall mean the gross up amount, calculated as follows: the amount which, when added to the amount determined under clause (a) of Section 4.1, results in the net amount available to the Participant or Beneficiary, after provision for federal and state income and employment taxes in the manner specified below in this Section, equalling the amount determined under clause (a) of Section 4.1. Computation of the Tax Equalization Amount shall be based on the actual amount of federal and state employment taxes payable by the Participant or Beneficiary with respect to the payment under the Plan, the maximum personal federal income tax rate (regardless of the Participant's or Beneficiary's actual personal federal income tax rate), the applicable state income tax, and an amount to offset the taxes on the gross up amount.

1.28  Unused Vacation Account.  "Unused Vacation Account" shall mean the ledger account maintained by the Committee for each Participant that reflects any portion of the Unused Vacation Credits allocated to the Participant and any Investment Gain or Loss attributable to such credits.

1.29  Unused Vacation Credit.  "Unused Vacation Credit" shall mean the credit made pursuant to the provisions of Section 3.1, if any.

1.30  Valuation Date.  "Valuation Date" shall mean the last day of each Plan Year and any other day or days selected by the Committee on which the Plan (or any portion thereof) is to be valued. One or more investment funds may have different Valuation Dates from other investment funds. Valuation Dates must be announced to all Participants.

1.31  Valuation Period.  "Valuation Period" shall mean the period beginning on the day following a Valuation Date (or on the first day of the first Plan Year, in the case of the first Valuation Period) and ending on the immediately succeeding Valuation Date.

ARTICLE 2

PARTICIPATION

2.1  Commencement of Participation.  A Pilot shall become a Participant on the later of (i) the effective date of the adoption of the Plan by the Pilot's Employer, or (ii) the date on which the Pilot first performs an hour of Covered Service.

2.2  Cessation of Participation.  A Pilot who has become a Participant shall cease to be a Participant on the first date on which no portion of his or her interest in the Plan remains to be distributed.

2.3  Recommencement of Participation by Former Participants.  A former Participant shall again become a Participant on the date, if any, on which such individual again performs an hour of Covered Service.

ARTICLE 3

CREDITS AND ALLOCATIONS

3.1  Unused Vacation Credits.  The Employer shall, for each Plan Year, make an Unused Vacation Credit on behalf of each Participant in an amount equal to the product of (i) the Participant's number of forfeited monthly bid vacation days for the calendar year (beginning with the 1999 calendar year) ending with or within such Plan Year, multiplied by (ii) three hours and forty eight minutes (3:48), multiplied by (iii) the Participant's hourly rate of pay as of the last day of such calendar year. Unused Vacation Credits shall be determined and credited as soon as possible after the end of the Plan Year, and in any event not later than the following March 15.

3.2  Spillover Credits.  The Employer shall, for each Plan Year, make a Spillover Credit on behalf of each Participant in an amount equal to (i) the amount a Participant elected to contribute to the Savings Plan, which amount could have been contributed by the Participant under the terms of the Collective Bargaining Agreement, but which could not be contributed by the Participant due to Code provisions or Plan provisions which would not have applied had the Participant worked under the Collective Bargaining Agreement for the entire year and (ii) the amount of additional matching contributions to which the Participant would have been entitled under the Savings Plan had the Participant worked under the Collective Bargaining Agreement for the entire year. Spillover Credits shall be determined and credited as soon as possible after the end of the Plan Year.

3.3  Information Statements from Employer.  As soon as practical after each Allocation Date, the Employer shall provide the Committee with a schedule setting forth the names of its Participants, the amount of its Unused Vacation Credit for each Participant, and the amount of its Spillover Credit for each Participant for the Allocation Period then ended. Such schedule shall be conclusive evidence of such facts.

3.4  Allocation of Unused Vacation Credit.  The Committee shall separately allocate the Unused Vacation Credit for each Plan Year among the Employer's Participants by allocating to each such Participant an amount equal to the Unused Vacation Credit made on his behalf. Each Participant's share shall be credited to his Unused Vacation Account.

3.5  Allocation of Spillover Credit.  The Committee shall separately allocate the Spillover Credit for each Plan Year among the Employer's Participants by allocating to each such Participant an amount equal to the Spillover Credit made on his behalf. Each Participant's share shall be credited to his Spillover Account.

3.6  Participant Selection of Investments.  Each Participant shall specify the Investments for determining Investment Gain or Loss on his Accounts. The Investment options shall be such investments as may be designated by the Committee in its discretion from time to time. The Committee shall invest funds in such investments for purposes of determining the Investment Gain or Loss on such Investments. No Participant shall have any claim or right to any funds or property held in any investment account established by the Committee for this purpose.

3.7  Allocation of Investment Gain or Loss.  The Committee shall determine the rate of return on the Investments of each Participant's Account as of each Valuation Date. The rate of return may be adjusted to reflect brokerage and other fees that would be charged on the Investments if they were actually purchased through the applicable investment account. The Committee shall then allocate the Investment Gain or Loss for the Valuation Period then ended to each Account based on the rate of return thus determined.

3.8  Effective Date of Allocations and Adjustments.  The Committee shall credit to each Participant's Unused Vacation Account such Participant's portion of the Unused Vacation Credit and shall credit to each Participant's Spillover Account such Participant's portion of the Spillover Credit so that all such Unused Vacation Credits and Spillover Credits shall become effective and be entered in each Participant's Unused Vacation Account as of the last day of the Plan Year to which they are attributable. The Committee shall credit to each Participant's Accounts such Participant's portion of the adjustments and allocations required by Section 3.7, so that all such allocations shall become effective and be entered in such Participant's Account as of the Valuation Date with respect to which they are attributable.

3.9  No Vesting Unless Otherwise Prescribed.  No allocations, adjustments, credits, or transfers shall ever vest in any Participant any right, title, or interest in the Plan except at the times and upon the terms and conditions herein set forth.

ARTICLE 4

BENEFITS AND EVENTS ENTITLING PARTICIPANTS

TO DISTRIBUTION OF BENEFITS

4.1  Benefit Amount.  The benefit payable to a Participant or Beneficiary who becomes entitled to receive a benefit under Section 4.2 shall be an amount equal to:

(a) the total amount credited to the Participant's Accounts; plus

(b) the Tax Equalization Amount.

4.2  Time for Payment of Benefits.  A Participant or Beneficiary shall be entitled to receive payment of the Participant's benefit under this Plan at such time as the related benefit is paid or commenced under the Savings Plan, or if later, as soon as practicable after the Participant's Separation.

4.3  Form of Payment of Benefits.  Benefits under the Plan shall be payable in a single sum payment.

4.4  Receipt of Domestic Relations Order.  The receipt of a judicial decree or order shall constitute an event permitting distribution under the Plan, provided that such judicial decree or order constitutes a Qualified Domestic Relations Order, or would constitute a Qualified Domestic Relations Order if the requirement that such an order not require a plan to make distribution to an alternate payee prior to a Participant's earliest retirement age, as defined in Section 414(p)(4)(B) of the Code, were disregarded. Payment shall be made in accordance with the provisions of any such order.

4.5  Distributions to Disabled.  If the Committee determines that any person to whom a payment is due is unable to care for his or her affairs because of physical or mental disability, it shall have the authority to cause the payments to be made to the spouse, brother, sister, or other person the Committee determines to have incurred, or to be expected to incur, expenses for that person unless a prior claim is made by a qualified guardian or other legal representative. The Committee shall not be responsible to oversee the application of those payments. Payments made pursuant to this power shall be a complete discharge of all liability under the Plan. Any amount payable to a minor under any provision of this Plan including the foregoing provisions of this Section may be paid directly to the minor. The receipt by the minor shall be a complete discharge of all liability under the Plan.

4.6  Designation of Beneficiary.  Unless otherwise specified by the Participant, the Beneficiary under this Plan is the same as the Participant's Beneficiary under the Savings Plan. Each Participant has the right to designate and to revoke the designation of his or her Beneficiary to the extent, and only to the extent, that the Participant has the right to designate and to revoke the designation of his or her Beneficiary under the Savings Plan. Each designation or revocation must be evidenced by a written document in the form required by the Committee, signed by the Participant, including the signed and notarized consent of the Participant's spouse if required under the Savings Plan, and filed with the Committee. If no designation is on file at the time of a Participant's death or if the Committee determines that the designation is ineffective, the designated Beneficiary shall be the person or entity that would be the designated Beneficiary under such circumstances under the Savings Plan.

4.7  Disqualification of Beneficiary.   Notwithstanding any other provision of the Plan, no benefit of any type that becomes payable upon the death of a Participant shall be payable to any person who, under the statutory or common law of the state of Texas or the state of the Participant's residence or domicile at the time of his or her death, is ineligible to receive pension, insurance, or other benefits attributable to the Participant because of such person's involvement in the death of the Participant. Any such person shall be deemed to have predeceased the Participant.

4.8  No Duplication of Benefits.  There shall be no duplication of benefits under this Plan.

4.9  Missing Distributees.  The Committee shall make reasonable efforts to locate any person entitled to a distribution. Such efforts shall include utilization of the services of the Social Security Administration and the Internal Revenue Service to attempt to ascertain the current mailing address of any such person or for the purpose of forwarding correspondence from the Plan to any such person. If the efforts to locate a person entitled to a distribution are unsuccessful, the Committee may instruct the Employer to distribute such benefits into an interest-bearing federally-insured bank account opened in such person's name or to purchase an annuity for such person. Such person shall have an unconditional right to withdraw funds from any such bank account. All ordinary and reasonable expenses incurred in connection with attempting to locate a person entitled to benefits under the Plan and in establishing an account or purchasing an annuity for a person who cannot be located shall be deducted from the benefit payable to such person.

If a person entitled to a distribution cannot be located within one year of the date any benefits payable under the Plan should be paid or commence to be paid, the Participant's or Beneficiary's interest in the Plan may be forfeited. Notwithstanding the preceding sentence, if at any time prior to termination of the Plan, the Participant or Beneficiary files a valid claim for the forfeited benefits payable under the Plan, then (a) as soon as administratively practicable, the forfeited benefits payable to such former Participant or Beneficiary shall be reinstated effective as of the date or receipt of the claim and (b) as soon as administratively practicable following the reinstatement of such forfeited benefits, the value of the reinstated benefits shall be paid pursuant to the provisions of this Article to the Participant or Beneficiary.

In the event of the termination of the Plan, amounts payable to persons who cannot be located that have not previously been forfeited shall be forfeited.

4.10  Claims Procedure.  Submission of a claim for benefits by the Participant or Beneficiary shall be made at the time and in the manner that a claim for benefits under the Savings Plan is made. In the event a claim for benefits under the Plan is denied, the appeal procedures applicable under the Savings Plan shall apply under the Plan.

ARTICLE 5

COMMITTEE

5.1  Members of Committee.  The Administrative Committee appointed under the provisions of the Savings Plan shall serve as the Committee for the Plan.

5.2  Powers.  The Committee shall have exclusive responsibility for the administration of the Plan, according to the terms and provisions thereof, and shall have all powers necessary to accomplish such purposes, including, but not by way of limitation, the right, power, and authority:

(i)  To make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions thereof, provided such rules and regulations are evidenced in writing;

(ii)  To construe all terms, provisions, conditions, and limitations of the Plan; and its construction thereof made in good faith and without discrimination in favor of or against any Participant or Beneficiary shall be final and conclusive on all persons;

(iii)  To correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan in such manner and to such extent as it shall deem expedient to carry out the intent of the Sponsor in establishing and maintaining the Plan, and its judgment in such matters shall be final and conclusive as to all persons;

(iv)  To select, employ, and compensate from time to time such consultants, actuaries, accountants, attorneys, and other agents and employees as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan, and any agent, firm, or employee so selected by the Committee may be a disqualified person, but only if the requirements of Section 4975(d) of the Code have been met;

(v)  To resolve all questions relating to the eligibility of employees to become Participants, and to determine the Participant's or Beneficiary's benefits under the Plan;

(vi)  To resolve all controversies relating to the administration of the Plan, including but not limited to (a) differences of opinion arising between the Employer and a Participant or Beneficiary, and (b) any questions it deems advisable to determine in order to promote the uniform and nondiscriminatory administration of the Plan;

(vii)  To direct and instruct the Employer in all matters relating to the payment of Plan benefits and to determine a Participant's or Beneficiary's entitlement to a benefit should he or she appeal a denial of his or her claim for a benefit or any portion thereof;

(viii)  To delegate such of its clerical and recordation duties under the Plan as it may deem necessary or advisable for the proper and efficient administration of the Plan; and

(ix)  To exercise with respect to the Plan all rights, powers, and authorities it may exercise with respect to the Savings Plan.

5.3  Disqualification of Committee Members.  A member of the Committee who is also a Participant in the Plan shall not vote or act upon any matter relating solely to himself, unless he or she is the sole member of the Committee.

5.4  Disclosure.  The Committee shall make available to each Participant and Beneficiary for his or her examination such records, documents, and other data as are required under ERISA, but only at reasonable times during business hours. No Participant or Beneficiary shall have the right to examine any data or records reflecting the compensation paid to any other Participant or Beneficiary, and the Committee shall be required to make no data or records available other than those required by ERISA.

5.5  Standard of Performance.  The Committee and each of its members shall act in good faith when carrying out their responsibilities hereunder .

5.6  Liability of Committee.  No member of the Committee shall be liable for any act or omission of any other member of the Committee, any Participant or Beneficiary, or other agent appointed by the Committee. No member of the Committee shall be liable for any act or omission on his or her own part, unless such act or omission is the result of the Committee member's gross negligence or willful misconduct. In this connection, each provision hereof is severable and if any provision is found to be void as against public policy, it shall not affect the validity of any other provision hereof.

5.7  Indemnification of Committee Members.  The Sponsor shall indemnify each member of the Committee and his or her heirs, successors, and assigns with respect to matters involving the Plan to the same extent that the Sponsor indemnifies members of the Committee with respect to matters involving the Savings Plan.

5.8  Bonding.  No member of the Committee shall be required to give bond for the performance of his or her duties hereunder unless required by a law which cannot be waived.

5.9  Compensation.  The Committee shall serve without compensation for their services, but shall be reimbursed by the Employers for all expenses properly and actually incurred in the performance of their duties under the Plan.

5.10  Persons Serving in Dual Fiduciary Roles.  Any person, group of persons, corporations, firm, or other entity may serve in more than one fiduciary capacity with respect to the Plan.

5.11  Administrator.  For all purposes of ERISA, the Administrator of the Plan shall be the Committee. The Administrator of the Plan shall have final responsibility for compliance with all reporting and disclosure requirements imposed with respect to the Plan under any federal or state law, or any regulations promulgated thereunder.

5.12  Standard of Judicial Review of Committee Actions.  The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan, including without limitation, the authority to determine any person's right to benefits under the Plan, the correct amount and form of any such benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights, powers, and authorities specified under the Plan. Notwithstanding any provision of law or any explicit or implicit provision of the Plan, any action taken, or ruling or decision made, by the Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all persons other than the Sponsor, including without limitation all Participants and Beneficiaries, regardless of whether the Committee or one or more members thereof may have an actual or potential conflict of interest with respect to the subject matter of such action, ruling, or decision. No such final action, ruling, or decision of the Committee shall be subject to de novo review in any judicial proceeding; and no such final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

ARTICLE 6

ADOPTION OF PLAN BY OTHER EMPLOYERS

6.1  Adoption Procedure.  Any business organization may, with the approval of the Sponsor, adopt this Plan by:

(i)  executing an authorized adoption instrument agreeing to be bound as an Employer by all the terms, conditions, and limitations of this Plan except those, if any, specifically described in the adoption instrument; and

(ii)  providing all information required by the Committee.

An adoption may be retroactive to the beginning of a Plan Year if these conditions are complied with on or before the last day of that Plan Year. Approval of the Sponsor shall be evidenced in the same manner as the Sponsor's consent to the adoption of the Savings Plan by another business organization.

6.2  No Joint Venture Implied.  The document which evidences the adoption of the Plan by an Employer shall become a part of this Plan. However, neither the adoption of this Plan by an Employer nor any act performed by it in relation to this Plan shall ever create a joint venture or partnership relation between it and any other Employer.

ARTICLE 7

AMENDMENT AND TERMINATION

7.1  Sponsor's Right to Amend.  The Sponsor shall have the right to amend, amend and restate, or merge the Plan at any time, effective retroactively or otherwise, by a written resolution of the Board of Directors, of the Executive Committee of the Board of Directors, or of the Human Resources Committee of the Board of Directors.

7.2  Retroactive Amendments to Meet Labor or Tax Requirements.  It is the intention of the Sponsor that distributions under the Plan be deductible under the applicable provisions of the Code; that the Plan meet all requirements of ERISA. The Sponsor shall make such amendments to the Plan as may be necessary to carry out this intention. All such amendments may be made retroactively as limited by the applicable federal law.

7.3  Sponsor's Right to Terminate.  The Sponsor may terminate the Plan at any time by an instrument in writing signed by an authorized officer of the Sponsor delivered to the Committee. An officer of the Sponsor may be authorized for such purpose by a written resolution of the Board of Directors, of the Executive Committee of the Board of Directors, or of the Human Resources Committee of the Board of Directors.

7.4  Limitation on Sponsor's Right to Amend or Terminate.  Notwithstanding any provision of the Plan other than those set forth in this Section, neither the amendment nor termination of the Plan shall reduce the benefit otherwise payable to a Participant or Beneficiary to an amount less than

(a) the total amount credited to the Participant's Accounts as of the later of the date on which the amendment or termination is adopted or the date on which the amendment or termination is effective; plus

(b) the Tax Equalization Amount.

Notwithstanding the preceding provisions of this Section, at any time after the termination of the Plan, an amount that is the actuarially equivalent to the benefit calculated under the foregoing provisions of this Section as of a final distribution date specified by the Committee shall be paid to all Participants and Beneficiaries. In such event, no additional benefits shall be payable to any Participant or Beneficiary hereunder.

ARTICLE 8

MISCELLANEOUS

8.1  Establishment of Trust Fund not Required.  No property is required to be set aside nor is a trust fund of any kind required to be established to secure the rights of any Participant or Beneficiary hereunder. All benefits payable hereunder at any time shall be solely a charge upon the Participant's Employer and all Participants and Beneficiaries shall at all times rely solely upon the general credit of their respective Employers for the payment of any benefit which becomes payable hereunder.

8.2  Plan Does Not Constitute an Employment Contract.  The adoption and maintenance of the Plan shall not be deemed to be a contract between any Employer and any Participant. Nothing contained herein shall be deemed to give any Participant the right to be retained in the employment of the Employer or to interfere with the rights of the Employer to discharge any Participant at any time, nor shall it interfere with the Participant's right to terminate his or her employment at any time.

8.3  Spendthrift Clause.  Except as otherwise specifically provided, no principal or income payable or to become payable under the Plan shall be subject to anticipation or assignment by any Participant or by any Beneficiary or be subject to attachment by, or to the interference or control of, any creditor of a Participant or Beneficiary, or be taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant or Beneficiary prior to its actual receipt by such Participant or Beneficiary. The interests of the Employer in any assets, earnings and profits related to the Plan shall not be subject to garnishment, attachment, levy, or execution of any kind for debts or defaults of any person, natural or legal, having an interest in the Plan. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of an interest in the Plan by a Participant or Beneficiary, prior to distribution as herein provided, shall be absolutely and wholly void, regardless of when such conveyance, transfer, assignment, mortgage, pledge or encumbrance is intended to take place or become effective. The Employer shall never under any circumstances be required to recognize any conveyance, transfer, assignment, mortgage, or pledge by a Participant or Beneficiary hereunder, of any interest in the Plan, and the Employer shall never be required to pay any money or thing of value thereon or therefor to any creditor of a Participant or Beneficiary, nor upon any debt created by a Participant or Beneficiary for any cause whatsoever. This Section shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless (i) such order is determined to be a Qualified Domestic Relations Order, (ii) such order would constitute a Qualified Domestic Relations Order if the requirement that such an order not require a plan to make distribution to an alternate payee prior to a Participant's earliest retirement age, as defined in Section 414(p)(4)(B) of the Code, were disregarded, or (ii) such order was entered before January 1, 1985, and the Committee determines that sufficient uncontroverted information is available to permit such order to be treated in the same manner as a Qualified Domestic Relations Order.

8.4  Form of Elections.  Except as otherwise specifically provided in the Plan, in order to be effective, any election by a Participant or Beneficiary that is required or permitted under the Plan shall be in writing on a form provided or approved by the Committee, signed by the person entitled to make the election, and filed with the Committee. Any election and any permitted revocation of such an election shall be irrevocable except to the extent specifically provided otherwise in the applicable provision of the Plan.

8.5  Governing Laws; Parties to Legal Actions.  The provisions of the Plan shall be construed, administered and enforced according to the laws of the United States and, to the extent not preempted, the state of Texas. The Sponsor may at any time initiate any legal action or proceeding for the determination of any questions, including questions of construction which may arise, or for instruction, and the only necessary party to such action or proceeding shall be the Sponsor, except that any other person or persons may be included as parties defendant at the election of the Sponsor.

8.6  Plan Document Controlling.  In the event that there is a discrepancy between the terms of this document and the terms of any policy or contract issued under the Plan, the provisions of this document shall control.

8.7  Severability of Clauses.  Each provision of the Plan Document is severable and if any provision is found to be unenforceable for any reason, it shall not affect the validity of any other provision.

8.8  Cross References.  All Section references are to Sections of this document, unless otherwise specified.

IN WITNESS WHEREOF, the Sponsor has executed this Agreement this day of , 19 , to be effective as of January 1, 1999, except as otherwise specified or as otherwise required to comply with applicable provisions of the Code, any statute amending the Code, or any other applicable statute, regulation, or ruling.

ATTEST: Title:	CONTINENTAL AIRLINES, INC. By Title:

THE STATE OF TEXAS '

'

COUNTY OF HARRIS '

This instrument was acknowledged before me on , 19 , by , of Continental Airlines, Inc., a Delaware corporation, on behalf of said corporation.
Notary Public in and for the State of Texas